Exhibit 99.1
ALVARADO APPOINTED EXECUTIVE VICE PRESIDENT AND
CHIEF OPERATING OFFICER OF CMC; PORTER NAMED VICE PRESIDENT OF CMC
AND PRESIDENT, CMC AMERICAS DIVISION
     Irving, TX — April 19, 2010 — Murray R. McClean, Chairman of the Board, President and Chief Executive Officer of Commercial Metals Company (CMC: NYSE) announced today the appointments of Joseph Alvarado as Executive Vice President and Chief Operating Officer of CMC and Tracy L. Porter as Vice President of CMC and President of the CMC Americas Division.
     Alvarado will begin his new role with CMC on April 30, 2010. In this capacity, he will be responsible for the direction and coordination of CMC’s two operational divisions, the CMC Americas Division and the CMC International Division. During his career, Alvarado has held many leadership positions within the steel industry, including Ispat International N.V. (prior to its acquisition by Arcelor Mittal), Birmingham Steel and Inland Steel. Most recently he served as President of U.S. Steel’s Tubular Products Division, and prior to that as President and Chief Operating Officer of Lone Star Technologies (prior to its acquisition by U.S. Steel). Alvarado holds a Bachelor’s Degree in Economics from Notre Dame and a MBA from Cornell University.
     McClean said, “With Joe’s extensive steel industry knowledge, both in the U.S. and internationally, he will make a tremendous contribution to CMC, and we are pleased to welcome him to CMC.”
     Porter, who has been with CMC for nineteen years, has held numerous positions within the Company. He began his career at the Seguin, Texas minimill, later became General Manager of the CMC Steel Arkansas/CMC Southern Post unit in Magnolia, Arkansas, and headed CMC’s Rebar Fabrication Division within the CMC Americas Division prior to his most recent role as Interim President of the Division. Porter received his BBA in Accounting from Texas State University. His appointment in this new capacity is effective April 19, 2010.
     “Tracy has done an outstanding job as the Interim President of the CMC Americas Division over the past three months,” McClean said, “and he has proven he is the right person for this position. I am very confident that both Joe and Tracy will make major contributions to CMC’s short-term and longer-term business success and further strengthen our already strong leadership team.”
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     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-11